Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 4th day of September, 2024 (the “Effective Date”), by and between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”), and John M. Dillon (“Executive”). The Company and Executive shall be referred to herein as the “Parties” (each a “Party”).

RECITALS

WHEREAS, the Company is a global leader in developing and selling software-driven technology and printing solutions for high growth markets including food service technology, point of sale automation, and casino and gaming and also provides complete back-end solutions for restaurants, convenience stores and other food service establishments (the “Business”);

WHEREAS, Executive is a current employee of the Company;

WHEREAS, the Company and Executive are parties to certain letter agreement, dated April 24, 2023, with respect to Executive’s employment with the Company (the “Interim Employment Agreement”) and (2) the Confidential Information and Intellectual Property Agreement, made and entered into as of April 24, 2023 (the “CIIP Agreement”);

WHEREAS, the CIIP Agreement has at all times remained in full force and effect and shall continue in effect; and

WHEREAS, the Company and Executive desire to enter into this Executive Employment Agreement that will replace and supersede the Interim Employment Agreement and include other terms governing Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the promises, mutual covenants, terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          TERM OF EMPLOYMENT. Unless sooner terminated as provided below, the term of employment under this Agreement shall begin on the Effective Date and shall conclude on the first (1st) anniversary of such date (the “Initial Term”). Thereafter, this Agreement shall be renewed for additional consecutive one (1) year terms (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless either Party shall give to the other written notice not less than ninety (90) days prior to the end of the Initial Term or any Renewal Term that it or he does not wish to renew this Agreement.

2.          TITLE, DUTIES, AND WORK LOCATION. Subject to the terms and conditions set forth herein, the Company hereby continues to employ Executive as its Chief Executive Officer, and Executive hereby accepts such employment. Executive will report to the Board of Directors of the Company (“Board”). Executive will have the duties, responsibilities, and authority commensurate with this position and as may be assigned by the Board. Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner. Executive’s principal work location will be the Company’s Las Vegas location. Executive is expected to work at this principal work location as often as the Board requires. Executive is also expected to travel to such other locations as requested by the Board. Executive will remain a member of the Board during Executive’s employment with the Company. If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from the Board and all positions Executive holds by virtue of Executive’s Company employment.

3.            EXCLUSIVITY. During Executive’s employment with the Company, Executive shall devote his entire business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of Executive’s duties and responsibilities hereunder. Executive shall not be engaged in any other business activity, with or without compensation, that could interfere with or create a conflict of interest with the performance of his duties to the Company. Executive may participate in charitable, nonprofit, civic, educational, professional, community or industry affairs (including service as a board member or trustee of a not-for profit entity that does not compete with the Company); provided in each case, and in the aggregate, that such activities do not materially interfere with the Executive from performing his duties. Prior to accepting any new engagements relating to the foregoing, Executive will provide written notice to the Board and obtain written approval from the Board of such engagement. The Parties acknowledge that as of the date of execution of this Agreement, Executive is involved in the outside engagements set forth in Exhibit A and may continue such services unless they create a conflict of interest or materially interfere with Executive’s ability to perform services to the Company.

4.            SALARY AND BONUS.

(a)       BASE SALARY. The Company agrees to pay Executive a base salary at an annualized rate of $618,000.00 per year (the “Base Salary”), pro-rated for any partial year in which this Agreement is in effect. The Base Salary shall be payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, with such deductions and withholdings as are required by law. The Compensation Committee of the Board (the “Compensation Committee”) shall review and adjust the Base Salary in its sole discretion.

(b)       ANNUAL INCENTIVE CASH BONUS. Executive shall have an opportunity to earn an annual cash bonus under the Company’s annual incentive cash bonus program (the “Annual Bonus”), targeted to be a percentage of Executive’s Base Salary, based upon Executive’s and/or the Company’s attainment of one or more objective performance criteria established in writing by the Compensation Committee. For 2024, the amount of the Annual Bonus is targeted at $206,000 pursuant to the 2024 annual incentive cash bonus program and the metrics set out by the Compensation Committee. The targeted amount and the metrics for award shall be determined by the Compensation Committee, upon recommendation from management, from year to year. The Company will pay Executive’s Annual Bonus, if any, in the year following the year to which such Annual Bonus relates at the same time such annual bonuses are paid to similarly situated executives of the Company, provided that Executive is employed at the time bonuses are paid. The Compensation Committee retains discretion to calculate the Annual Bonus. The Annual Bonus shall not be deemed to be earned until it is certified by the Compensation Committee.

(c)       LONG-TERM INCENTIVE COMPENSATION. During Executive’s employment with the Company, Executive will be eligible to receive an annual grant of long-term compensation under the Company’s Long Term Incentive Plan (“LTIP”), in an amount to be determined in the discretion of the Compensation Committee. Executive’s annual LTIP grant will be made to him at the same time that other executives of the Company receive their LTIP grants. Vesting of these grants are addressed in the LTIP and/or the grant agreements.

(d)       CLAWBACK POLICIES. Any cash or equity awarded to Executive based on the achievement of financial measures is subject to the Company’s clawback policies, copies of which have been provided to Executive and which are subject to amendment or modification from time to time upon the sole and unilateral determination of the Compensation Committee, as well as any applicable clawback or other rules or regulations of the Securities and Exchange Commission, the Nasdaq Stock Market, or any other regulatory body with authority over the Company or any of its businesses.

(e)       DEDUCTIONS AND WITHHOLDINGS. Payment of all bonuses and compensation shall be subject to applicable deductions and withholdings.

5.            OTHER BENEFITS.

(a)       INSURANCE AND OTHER BENEFITS. During Executive’s employment, Executive shall be eligible to participate in all employee benefit plans, policies and programs that the Company has or may, from time to time, have in effect, to the extent that such plans apply to senior executives of the Company. Executive’s participation in all employee benefit plans, policies and programs of the Company shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law, and the reasonable discretion of the Company or any administrative or other committee provided for in, or contemplated by, any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time and all benefit plans remain subject to amendment and termination at any time. To the extent there is any conflict between the terms of this Agreement and the applicable benefit plan documents, the terms of the plan documents shall govern.

(b)       VACATION. Executive shall be entitled to annual vacation in accordance with the Company’s vacation policy.

(c)       REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties or responsibilities under this Agreement, provided that Executive submits to the Company substantiation of such expenses sufficient to satisfy the record keeping guidelines promulgated from time to time by the Internal Revenue Service. Any such reimbursements shall comply with the Company’s expense reimbursement policy as in effect from time to time.

6.            TERMINATION OF EMPLOYMENT AND DEFINITIONS. Executive’s employment hereunder shall terminate in the following circumstances:

(a)       TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate Executive’s employment immediately, without notice, for Cause.

(i)       For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following as determined in the Board’s discretion: (A) any action or inaction by Executive that constitutes larceny, fraud, gross negligence; (B) a willful or negligent misrepresentation by Executive to the Board or officers of the Company or their successors or assigns; (C) commission or conviction of or a plea of guilty or no contest by the Executive to any felony offense, or any misdemeanor offense that adversely affects the Executive's ability to carry out the Executive's obligations hereunder, during the Executive’s employment with the Company; (D) the refusal of Executive to follow the reasonable and lawful written instructions of the Board with respect to the services to be rendered or the manner of rendering such services by Executive, provided such refusal is material and that Executive has been given reasonable written notice of the violation of this subsection (D) and at least twenty (20) days to cure and no cure has been effected within such time period; (E) any material violation by Executive of any laws or regulations to which the Company and/or Executive are subject, in each case which, in the reasonable judgment of the Board, is likely to result in, or actually results in material loss, damage or injury to the Company; (F) material breach by Executive of any his obligations in the CIIP Agreement or material violation by Executive of the Company’s Code of Conduct; or (G) a breach of fiduciary duty or willful misconduct by Executive with respect to the Company.

(ii)        Following a termination with Cause, Executive shall only be entitled to receive Base Salary and benefits through the date of termination (“Accrued Benefits”). Notwithstanding such a termination of employment, post-employment covenants of Executive set forth in this Agreement and the CIIP Agreement will remain intact following all separation from the Company.

(b)       TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive’s employment without Cause effective immediately, by providing written notice to Executive. Following a termination without Cause, Executive shall be eligible for the severance outlined below.

(c)       RESIGNATION BY THE EXECUTIVE WITH OR WITHOUT GOOD REASON. Executive’s employment hereunder may be terminated by Executive, by written notice to the Board at least ninety (90) days prior to such resignation.

(i)       The Board shall have the discretion to direct Executive to provide reduced or no services following notice of resignation and/or may accelerate the date of termination in its sole discretion; provided that if the Company elects to accelerate the date of termination, it shall offer to pay Executive his Base Salary for the balance of the notice period following execution, without revocation, of a release as set forth herein. Such earlier acceptance shall not change the status of the resignation by Executive. Following a resignation without Good Reason, Executive shall only be entitled to receive Accrued Benefits. Following a resignation for Good Reason, Executive shall be eligible for the severance below.

(ii)       For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (A) removal of Executive from Chief Executive Officer position resulting in a material diminution of responsibilities; (B) a material decrease in the Base Salary payable by the Company to Executive except for across-the-board salary reductions similarly affecting all management personnel of the Company; (C) notice by the Company of nonrenewal of the Initial Term or any Renewal Term. Executive cannot terminate his employment for Good Reason unless Executive has provided written notice to the Company of the existence or occurrence (without consent of Executive) of any or any combination of the circumstances providing grounds for resignation for Good Reason within thirty (30) days of becoming aware of the existence of such grounds and the Company fails to cure the circumstances. If Executive does not terminate his employment for Good Reason within thirty (30) days after the expiration of the Company’s cure period, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

(d)             TERMINATION DUE TO DEATH OR DISABILITY. Executive's employment with the Company shall terminate automatically upon Executive's death. In the event of Executive's Disability (as defined below), the Company shall be entitled to terminate Executive’s employment immediately or at any time thereafter upon written notice. In the event of termination of Executive's employment by reason of the Executive's death or Disability, the Company shall have no further obligation to make any payments or provide any benefits to the Executive (or his estate) after the date of termination of employment except for the Accrued Benefits, other than as provided for in Section 7(c) hereof. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the essential functions of his job with or without reasonable accommodation, due to physical or mental illness or incapacity for a period of six (6) months (whether or not consecutive) during any twelve (12) month period as reasonably determined by the Company. Any such determination shall be made by the Company in good faith.

(e)              OTHER DEFINITIONS.

(i)       CHANGE IN CONTROL. A “Change in Control” shall be deemed to occur upon (i) a change in the ownership of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) a change in the ownership of a substantial portion of the Company’s assets, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii), or (iii) a change in the effective control of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi).

(ii)       TERMINATING EVENT. A “Terminating Event” shall mean: (i) termination by the Company of the employment of Executive without Cause occurring within six (6) months prior to a Change of Control or twelve (12) months after a Change in Control; or (ii) resignation by Executive for Good Reason occurring within six (6) months prior to a Change of Control or twelve (12) months after a Change in Control provided that Executive is not receiving payments or benefits from the Company by reason of Executive’s Disability during such time. A Terminating Event shall not be deemed to have occurred solely as a result of Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company, following a Change in Control.

(iii)       SEPARATION FROM SERVICE. “Separation from Service” for purposes of this Agreement shall mean a “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations, from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

(f)              CONTINUING POST-EMPLOYMENT COVENANTS. Notwithstanding any reason for termination of employment or resignation (including the expiration of the Term), the post-employment covenants of Executive set forth in this Agreement and the CIIP Agreement will remain intact.

7.            SEVERANCE FOLLOWING CERTAIN EVENTS.

(a)       BY THE COMPANY WITHOUT CAUSE OR THE EXECUTIVE FOR GOOD REASON. If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, other than as a result of a Terminating Event, the Company shall provide, in addition to the payment of the Accrued Benefits, a severance package which shall consist of the following: (i) for a period equal to twelve (12) months after the date of termination, payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, Executive’s then current annual Base Salary under Section 4(a) hereof; (ii) payment of Executive’s Annual Bonus, if any, for the year prior to the year of termination, to the extent unpaid, payable at the same time such annual bonuses are paid to similarly situated executives of the Company; (iii) for a period ending on the earlier of the date that is twelve (12) months after the date of termination or the date on which Executive becomes eligible to be covered by the health care plan of another employer, reimbursement (on an after-tax basis) of all of Executive’s premiums under the Company’s group health plan for continuing his health care coverage and the coverage of his dependents who are covered at the time of his termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and (iv) for a period equal to one (1) year after the date of termination, payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, payment of Executive’s target Annual Bonus for the year of termination, pro-rated for the portion of the fiscal year occurring prior to termination (collectively, the “Severance Payments”). The Severance Payments are contingent on execution without revocation of a release as set forth herein. The treatment of any outstanding equity award if the Company terminates the Executive’s employment without Cause or Executive resigns for Good Reason, other than as a result of a Terminating Event, shall be in accordance with the terms of the Company’s stock plans and any applicable award agreements thereunder. Executive agrees that he will not be entitled to, and will not receive, the Severance Payments if Executive's employment with the Company is terminated by the Company for Cause; Executive resigns without Good Reason or fails to meet the requirements for a Good Reason resignation set forth herein; Executive’s employment terminates due to death or Disability; or Executive fails to timely execute (and not revoke) a release as set forth below. For the avoidance of doubt, this subsection does not apply to a termination as a result of a Terminating Event.

(b)       WITH A TERMINATING EVENT. If Executive’s employment terminates as a result of a Terminating Event, the Company shall provide Executive with an aggregate severance package which shall consist of the following: (i) twenty-four (24) months of Executive’s then current Base Salary under Section 4(a) hereof payable in equal installments over the course of twenty-four (24) months in connection with the Company’s regular payroll dates and payroll procedures; (ii) payment of Executive’s Annual Bonus, if any, for the year prior to the year of termination, to the extent unpaid, payable at the same time such annual bonuses are paid to similarly situated executives of the Company; (iii) an aggregate amount equal to two times Executive’s target Annual Bonus payable in equal installments over the course of twenty-four (24) months in connection with the Company’s regular payroll dates and payroll procedures; and (iv) commencing on the date of such termination and ending on the earlier of the date that is eighteen (18) months after the date of termination or the date on which Executive becomes eligible to be covered by the health care plan of another employer, reimbursement (on an after-tax basis) of all of Executive’s premiums under the Company’s group health plan for continuing his health care coverage and the coverage of his dependents who are covered at the time of his termination, under the applicable provisions of COBRA (collectively, the “CIC Severance Payments”). The treatment of any outstanding equity award if Executive’s employment terminates as a result of a Terminating Event shall be in accordance with the terms of the Company’s stock plans and any applicable award agreements thereunder.

(c)           FOLLOWING DEATH OR DISABILITY. If Executive’s employment terminates due to Executive’s death or Disability, the Company agrees to provide Executive a pro-rated portion of the Annual Bonus based on the amount of time Executive was employed by the Company during the fiscal year to which the Annual Bonus relates; provided that any Annual Bonus will be payable in the year immediately following the year to which the Annual Bonus relates at the time when other bonuses are paid to similarly situated executives and after a calculation for what metrics and goals, if any, were met during the period the Executive worked at the Company. In the event of a Disability, any pro-rated Annual Bonus payment shall be subject to Executive’s execution (or execution by Executive’s estate) without revocation of a release of claims in a form acceptable to the Company. In the event of Executive’s death, any payments required under this Agreement shall be payable to Executive’s estate.

(d)           GENERAL RELEASE. As a condition precedent to receiving any Severance Payments, any CIC Severance Payments or payments set forth in Sections 6(c)(i) or 7(c), Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys. Any such release must be executed in a form prescribed by or acceptable to the Company and delivered to the Company in the time prescribed therein. If Executive’s properly executed release is timely delivered to the Company and Executive does not revoke the release within seven (7) days thereafter or within such shorter period as the Company may prescribe, the Severance Payments or CIC Severance Payments payable hereunder shall commence after the expiration of such seven (7) day or shorter period; provided, that the first such payment shall include any amounts that would have been paid earlier but for the provisions of this subsection (d). Notwithstanding the preceding sentence, in the event that the time period for consideration of the release agreement and revocation spans two calendar years, then payments shall not be made until the later of (i) the first business day of the second calendar year, or (ii) the end of the revocation period.

(e)       WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

(f)       PAYMENTS CEASE UPON BREACH. In the event that Executive breaches Section 8 of this Agreement or any provision of the CIIP Agreement, in addition to the Company’s other remedies under this Agreement, the Company’s obligation to make any payments under Section 7 of this Agreement will immediately cease.

8.          NON-DISPARAGEMENT. Executive agrees that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, other than in the performance of Executive’s duties for the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

9.          CARVEOUT. Notwithstanding anything to the contrary contained herein or in the CIIP Agreement, no provision of this Agreement or the CIIP Agreement will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement or the CIIP Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, and any casino and gambling regulatory commission, or (iii) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that such reports or disclosures have been made.

10.          NO EXCISE TAX GROSS-UP; POSSIBLE REDUCTION IN PARACHUTE PAYMENTS. Notwithstanding any restrictions set forth in any Company plan or arrangement, if any portion of Executive’s Severance Payments, CIC Severance Payments, or any other payments in the nature of compensation provided to Executive (each, a “Payment”) constitutes “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Payments will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the Excise Tax, in Executive’s receipt on an after-tax basis of the greater amount of Payments. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments or CIC Severance Payments, as applicable, and then by reducing other compensation and benefits. Such reductions shall be allocated pro rata between amounts that are subject to Section 409A of the Code and amounts that are not subject to Section 409A of the Code. Any determination required under this section shall be made in writing by a national accounting or benefits consulting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs and fees of the Accountants in connection with any calculations contemplated by this section. No less than five days prior to a change in ownership, the Company shall provide Executive, or permit the Accountants to provide Executive, with all calculations and supporting documentation related to the determination of the Excise Tax. The Company’s obligations under this section shall survive Executive’s termination of employment.

11.          GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut. The parties agree that this Agreement was made and entered into in Connecticut and each party hereby consents to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

12.          ENTIRE AGREEMENT. This Agreement and the CIIP Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto, including, but not limited to, the Interim Employment Agreement. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

13.         NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand or certified mail, return receipt requested:

(a)	to the Company at:

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, Connecticut 06518

Attn: Chairman

(b)	to Executive at Executive’s last known address as reflected in the Company’s payroll records.

Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

14.          SECTION 409A.

(a)       In General. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.

(b)       Specified Employee. Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months and one (1) day, without interest. For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

15.          SEVERABILITY. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included herein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

16.          WAIVER. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17.          SUCCESSORS AND ASSIGNS. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder. This Agreement shall be binding upon the Company and any successors and assigns of the Company.

18.          SURVIVAL OF OBLIGATIONS. The provisions of this Agreement shall survive the expiration of this Agreement or the earlier termination of Executive’s employment to the extent necessary for the intended preservation of each party’s respective rights and obligations.

19.          COUNTERPARTS. This Agreement may be executed in multiple counterparts and delivered by facsimile or electronic (including .pdf, .tiff or DocuSign) signature, each of which shall be considered an original and all of which, when taken together, shall be considered a single agreement.

20.          CAPTIONS AND HEADINGS. Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in the construction or interpretation thereof.

[The remainder of this page is intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Randall Friedman
Name: Randall Friedman
Title: Chair, Compensation Committee

EXECUTIVE

/s/ John M. Dillon
John M. Dillon

Exhibit A

List of Boards of Directors on which Executive Serves as of January 1, 2024:

Aerospoke, Formal Advisory Role

United States Naval Academy Foundation, Board of Directors